                                                                    EXHIBIT 10.7


                           THE NATIONAL GRID COMPANY PLC



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                   CONNECTION AND USE OF SYSTEM DOCUMENTATION

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

                              DATED 30TH MARCH 1990



                        THE NATIONAL GRID COMPANY PLC                 (1)

                                       and

                                      OTHERS                          (2)



                 -----------------------------------------------

                                     MASTER

                     CONNECTION AND USE OF SYSTEM AGREEMENT

                 -----------------------------------------------

                                    CONTENTS


                                                                         Page
                                                                         ----
Master Agreement                                                         1-48
Schedule 1     -     NGC/Users' Details                                 49-51
Schedule 2     -     Definitions                                        52-87
Schedule 3     -     Accession Agreement                                88-89

Exhibit 1      -     Supplemental Agreement Type 1                       1-40
Exhibit 2      -     Supplemental Agreement Type 2                       1-61
Exhibit 3      -     Supplemental Agreement Type 3                       1-34
Exhibit 4      -     Supplemental Agreement Type 4                       1-36
Exhibit 5      -     Supplemental Agreement Type 5                       1-28
Exhibit 6      -     Supplemental Agreement Type 6                       1-28
Exhibit 7      -     Connection Application                               1-6
Exhibit 8      -     Connection Offer                                     1-8
Exhibit 9      -     Use of System Application (Generators)               1-7
Exhibit 10     -     Use of System Application (Suppliers)               1-10
Exhibit 11     -     Modification Application                             1-5
Exhibit 12     -     Modification Offer
Exhibit 13     -     Modification Notification
Exhibit 14     -     Ancillary Services Agreement
Exhibit 15     -     Interface Agreement Type 1
Exhibit 16     -     Interface Agreement Type 2
Exhibit 17     -     Interface Agreement Type 3

                                MASTER AGREEMENT
                                    CONTENTS


Clause      Title                                                       Page
------      -----                                                       ----
1.          Interpretation and Construction                                2
2.          Supplemental Agreements                                        3
3.          Ancillary Services                                             7
4.          Interface Agreement                                            7
5.          Nuclear Installations                                          8
6.          Principles of Ownership                                       10
7.          Metering                                                      11
8.          Ngc Obligations                                               12
9.          Compliance with the Grid Code/Distribution Code               12
10.         Modifications                                                 14
11.         New Connection Sites                                          16
12.         General Provisions Concerning Modifications and
            New Connection Sites                                          16
13.         Additional Parties                                            18
14.         Payment                                                       19
15.         Limitation of Liability                                       21
16.         Duration and Termination                                      24
17.         Events of Default/Deenergisation                              24
18.         Transfer and Subcontracting                                   26
19.         Confidentiality                                               28
20.         Intellectual Property                                         35
21.         Force Majeure                                                 35
22.         Waiver                                                        37
23.         Notices                                                       37
24.         Counterparts                                                  38
25.         Variations                                                    38
26.         Dispute Resolution                                            39
27.         Jurisdiction                                                  42
28.         Governing Law                                                 42
29.         Severance of Terms                                            43
30.         Language                                                      43

THIS MASTER AGREEMENT is made the 30th day of March 1990 and becomes effective on the 31st day of March 1990 BETWEEN:

(1) THE NATIONAL GRID COMPANY PLC a company registered in England with number 2366977 whose registered office is at National Grid House, Sumner Street, London SEI 9JU ("NGC", which expression shall include its successors and/or permitted assigns) and whose address, telex and facsimile numbers for notices are set out in Schedule 1; and

(2) THE PERSONS whose names, registered numbers, registered offices, and addresses, telex and facsimile numbers for notices are set out in Schedule 1 (each a "User", which expression shall include its successors and/or permitted assigns)

WHEREAS:

      This Master Agreement has the following principal purposes:

      (i) to establish contractual framework between NGC and all Users pursuant to which Supplemental Agreements will from time to time be made which will provide for, amongst other things:

            (a) connection of a User's Equipment at a Connection Site to the NGC Transmission System;

            (b) the use by a User of the NGC Transmission System in connection with the generation and/or transmission of electricity;

            (c) the payment to NGC of Connection Charges and/or Use of System Charges; and

      (ii)  to provide for the enforcement of the Grid Code.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.    INTERPRETATION AND CONSTRUCTION

1.1 In this Agreement and in each Supplemental Agreement the words and expressions defined in Schedule 2 shall, unless the subject matter or context otherwise requires or is inconsistent therewith, apply.

1.2 In the event of any inconsistency between the provisions of any Supplemental Agreement and this Agreement, the provisions of the Supplemental Agreement shall prevail in relation to the Connection Site which is the subject thereof to the extent that the rights and obligations of Users not party to that Supplemental Agreement are not affected.

1.3 If in order to comply with any obligation in this Agreement or any Supplemental Agreement any Party is under a duty to obtain the consent or approval (including any statutory licence or permission) ("the Consent") of a third party (or the consent of another Party to this Agreement) such obligation shall be deemed to be subject to the obtaining of such Consent which the Party requiring the consent shall use its reasonable endeavors to obtain including (if there are reasonable grounds therefor) pursuing any appeal in order to obtain such Consent.

      1.3.1. If such Consent is required from any Party to this Agreement then such Party shall grant such Consent unless it is unable to do so or it would be unlawful for it to do so provided that such grant by such Party may be made subject to such reasonable conditions as such Party shall reasonably determine.

      1.3.2. For the avoidance of doubt if the Party who is under a duty to obtain such Consent fails to obtain such Consent having complied with this Clause 1.3 the obligation on that Party (in relation to which such Consent is required) shall cease.


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

1.4   In this Agreement:

      (i) unless the context otherwise requires all references to a particular Clause, Sub-Clause, paragraph, Schedule or Exhibit shall be a reference to that Clause, Sub-Clause, paragraph, Schedule or Exhibit in or to this Agreement and all references to a particular Appendix shall be a reference to that Appendix to a Supplemental Agreement;

      (ii) a table of Contents and headings are inserted for convenience only and shall be ignored in construing this Agreement or a Supplemental Agreement, as the case may be;

      (iii) references to the words "include" or "including" are to be construed without limitation to the generality of the preceding words;

      (iv) unless the context otherwise requires any reference to an Act of Parliament or any Part or Section or other provision of or Schedule to an Act of Parliament shall be construed, at the particular time, as including a reference to any modification, extension or re-enactment thereof then in force and to all instruments, orders or regulations then in force and made under or deriving validity from the relevant Act of Parliament; and

      (v) references to the masculine shall include the feminine and references in the singular shall include the plural and vice versa and words denoting persons shall include any individual, partnership, firm, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality.

2.    SUPPLEMENTAL AGREEMENTS

2.1 Exhibits 1 to 6 to this Master Agreement contain the forms of agreements contemplated to be entered into pursuant to this Clause, being:


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

      Exhibit 1

      Supplemental Agreement "Type 1", in respect of Connection Sites of Users which are in existence and Commissioned at the Transfer Date;

      Exhibit 2

      Supplemental Agreement "Type 2", in respect of New Connection Sites of Users which have not been Commissioned at the Transfer Date;

      Exhibit 3

      Supplemental Agreement "Type 3", for Generators with Embedded Generating Plant or with Embedded Small dependent Generating Plant and who are acting in that capacity and who are passing power onto a Distribution System through a connection with a Distribution System Commissioned at the Transfer Date;

      Exhibit 4

      Supplemental Agreement "Type 4", for Generators with Embedded Generating Plant or with Embedded Small Independent Generating Plant and who are acting in that capacity and who are passing power on to a Distribution System through a connection with a distribution System which has not been Commissioned at the Transfer Date;

      Exhibit 5

      Supplemental Agreement "Type 5", for Second Tier Suppliers acting in that capacity taking Energy through any Grid supply Point and through a Distribution system owned or operated by any other persons; and

      Exhibit 6

      Supplemental Agreement "Type 6", for Generators with Minor Independent Generating Plant which is Embedded and who are acting in that capacity and who are Pool members.

2.2 The Supplemental Agreements which are to be entered into between NGC and Users who are parties to this Master Agreement as at the Transfer Date, and


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

      which are in respect of Connection Sites existing as at the Transfer Date, shall be in or substantially in the relevant exhibited form of Supplemental Agreement.

2.3 Any Supplemental Agreements which are entered into between NGC and Users who are parties to this Master Agreement as at the Transfer Date, but in respect of New Connection Sites, shall be in or substantially in the relevant exhibited form of Supplemental Agreement unless the parties thereto agree otherwise.

2.4 All other Supplemental Agreements shall be in such form as may be agreed between NGC and each User.

2.5   Obligations of Users who own or operate Distribution Systems

      2.5.1. Any User who owns or operates a Distribution System shall not Energise the connection between any Generating Plant or Small Independent Generating Plant or Minor Independent Generating Plant and its Distribution System nor permit the use of its Distribution System by the same until the person owning or operating the plant has where required completed the Use of System Application (Generators) and has entered into a Supplemental Agreement in the appropriate form (if any) with NGC and (if such person is not already a party to this Master Agreement) has where required entered into an Accession Agreement with NGC pursuant to Clause 13.

      2.5.2. Any User who owns or operates a Distribution System shall not Energise the connection between any Customer of another Authorised Electricity Operator connected to such Distribution System if the Demand (Active Power) being supplied to such Customer is being purchased by such Authorised Electricity Operator pursuant to the Pooling and Settlement Agreement unless such Authorised Electricity Operator has first completed the Use of System Application (Suppliers) and has entered into a Supplemental Agreement in the appropriate form with NGC and


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            has notified NGC of the details relevant to such Customer to be notified to NGC pursuant to such Supplemental Agreement and (if the Authorised Electricity Operator is not already a party to this Agreement) has entered into an Accession Agreement with NGC pursuant to Clause 13.

     2.5.3. NGC shall notify the relevant owner or operator of the Distribution System in writing as soon as the conditions set out in Sub-Clause
            2.5.1 and Sub-Clause 2.5.2 have been satisfied in any particular case together with, if appropriate, a copy of Appendix A of Supplemental Agreement Type 5. NGC undertakes to each Party that, for so long as it is the case, NGC shall from time to time forthwith upon receipt of any written request from that Party to do so, confirm in writing to any person specified in such request that that Party is a party to this Agreement and any Supplemental Agreement specified in such request.

     2.5.4. Each owner or operator of a Distribution System shall Deenergise the connection equipment of any such User the subject of Sub-Clause
            2.5.1 or Customer the subject of Sub-Clause 2.5.2 as soon as reasonably practicable following the instruction of NGC in accordance with the terms of this Agreement. NGC shall reimburse such owner or operator any expense incurred in relation to such act of Deenergisation, if any, and shall indemnify such owner or operator against any liability, loss or damage suffered by it as a result of such Deenergisation. Details of any circumstances likely to lead to such a Deenergisation shall be notified promptly by NGC to the said owner or operator. The owner or operator of a Distribution System shall promptly notify NGC when the connection equipment of any User or Customer the subject of Sub-Clauses 2.5.1 or 2.5.2 is Deenergised or Disconnected from its


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

            Distribution System or ceases to use its Distribution System as the case may be following the instruction of NGC in accordance with the terms of this Agreement.

2.6 Each and every Supplemental Agreement entered into by a User and in force from time to time will constitute separate agreement governed by the terms of this Master Agreement and will be read and construed accordingly. For the avoidance of doubt no User shall enjoy any rights nor incur any obligations against any other User pursuant to the terms of any Supplemental Agreement.

2.7 Each and every User connected to or using the NGC Transmission System shall be a Pool Member except for Non-Embedded Customers being supplied by a Pool Member.

3.    ANCILLARY SERVICES

3.1 NGC and each User agree that any Ancillary Services agreement in respect of any Ancillary Services to be provided by the User at or from a Connection Site or New Connection Site or a Site where an Embedded User is connected to a Distribution System shall be in a form to be agreed between them but based substantially on the form set out in Exhibit 14.

4.    INTERFACE AGREEMENT

4.1 NGC and each User undertake to enter into an Interface Agreement with each other in a form to be agreed between them but based substantially on the forms set out in Exhibits 15, 16 and 17 as appropriate in relation to Connection Site(s) and New Connection Site(s) where Interface Agreements) is/are required pursuant to the applicable Supplemental Agreement or otherwise.


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

5.    NUCLEAR INSTALLATIONS

5.1 Save as provided in Sub-Clause 5.2 below notwithstanding anything to the contrary contained in this Agreement (but subject to the following provision), in circumstances affecting a generator or nuclear electricity (a "Nuclear Generator") in which:

      (a) a breach of any of the matters specified in Sub-Clause 5.4 below may be reasonably anticipated; and

      (b) there is no defense (other than that provided for under this Sub-Clause) available to the Nuclear Generator in respect of the breach referred to in Sub-Clause 5.1(a);

      the Nuclear Generator shall be entitled to take any acting or refrain from taking any action which is reasonably necessary in order to avert the breach referred to in Sub-Clause 5.1(a) and each and every provision of this Agreement shall be read and construed subject to this Clause, Provided that the Nuclear Generator shall:

      (i) make reasonable efforts to verify the factors that it takes into account in its assessment of the circumstances and anticipated breach referred to above; and

      (ii) use its best endeavors to comply with the relevant provision in a manner which will not cause the Nuclear Generator to breach any of the matters specified in Sub-Clause 5.4 below.

5.2 Sub-Clauses 5.1 and 5.3 shall not apply in relation to the provisions of SDC1, SDC2 and SDC3 of the Grid Code which will apply with full force and effect notwithstanding the occurrence of the circumstances referred to in Sub-Clause 5.1(a) (including those provisions specified in Sub-Clause 5.4 which relate to Safety of Personnel and Plant).

5.3 Save as provided in Sub-Clause 5.2 above notwithstanding anything this Agreement, the Nuclear Generator shall be entitled upon giving reasonable notice


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

      to all affected Parties to require any Party to take any reasonable and proper action whatsoever to the extent necessary in order to comply with (or avert an anticipated breach of) any of the matters specified in Sub-Clause 5.4 below.

5.4 The matters referred to in Sub-Clauses 5.1 and 5.3 above are any covenant, agreement, restriction, stipulation, instruction, provision, condition or notice contained, or referred to, in a licence for the time being in force, granted in accordance with the Notice Installation Act 1965 (or legislation amending, replacing or modifying the same) or any consent, or approval issued, or to take effect from time to time under such licence, any emergency arrangements, operating rules or other matters from time to time, under such licence, any emergency arrangements, operating rules or other matters from time to time approved by the relevant authority under, or pursuant to, any such agreements, restrictions, stipulations, instructions, provisions, conditions or notices.

5.5 The Nuclear Generator shall indemnify and keep indemnified any Party for any loss, damage, costs and expenses incurred by that Party as a consequence of any action of that Party pursuant to Sub-Clause 5.3 (to the extent that the action was not required by any licence or agreement binding on that Party).

5.6 Notwithstanding the fact that any action or inaction allowed by Clause 5.1 above does not constitute a breach of this Agreement or an Event of Default under Clause 17 below, the Nuclear Generator shall be liable to the other Parties to this Agreement for any loss, claims, costs, liabilities and expenses arising from such action or inaction to the extent only that such loss, claims, costs, liabilities and expenses (had it arisen as a result of a breach of this Agreement) would not have been limited or excluded under the provisions of Clause 15 below.


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

6.    PRINCIPLES OF OWNERSHIP

6.1   Ownership - electrical boundaries

      Subject to the Transfer Scheme or any contrary agreement in this Agreement, any Supplemental Agreement or elsewhere the division of ownership of Plant and Apparatus shall be at the electrical boundary, such boundary to be determined in accordance with the following principles:

      (i) In relation to Plant and Apparatus located between the NGC Transmission System and a Power Station, the electrical boundary is at the busbar clamp on the busbar side of the busbar isolators on Generators and Power Station transformer circuits;

      (ii) save as specified in Clause 6.1(iii) below, in relation to Plant and Apparatus located between the NGC Transmission System and a Distribution System, the electrical boundary is at the busbar clamp in the busbar side of the Distribution System voltage busbar selector isolator(s) of the NGC Transmission System circuit or, if a conventional busbar does not exist, an equivalent isolator. If no isolator exists an agreed bolted connection at or adjacent to the tee point shall be deemed to be an isolator for these purposes;

      (iii) in relation to Plant and Apparatus located between the NGC Transmission System and a Distribution System and owned by NGC but designed for a voltage of 132KV or below, the electrical boundary is at the busbar clamp on the busbar side of the busbar selector isolator on the Distribution System circuit or, if a conventional busbar does not exist, an equivalent isolator. If no isolator exists, an agreed bolted connection at or adjacent to the tee point shall be deemed to be an isolator for these purposes; and

      (iv) in the case of a metal clad switchgear bay the electrical boundary will be the equivalent of those specified in this Clause 6.1 save that:


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

            (a) for rack out switchgear, the electrical boundary will be at the busbar shutters;

            (b) for SF6 switchgear, the electrical boundary will be at the gas zone separators on the busbar side of the busbar selection devices.

6.2 If a User wants to use transformers of specialised design for unusual load characteristics at the electrical boundary, NGC shall own such transformers but the User shall pay NGC for the proper and reasonable additional cost thereof as identified by NGC in the Offer covering such transformers. In this Sub-Clause 6.2 "unusual load characteristics" means loads which have characteristics which are significantly different from those of the normal range of domestic, commercial and industrial loads (including loads which vary considerably in duration or magnitude).

6.3 For the avoidance of doubt nothing in this Clause 6 shall effect any transfer of ownership in any Plant or Apparatus.

7.    METERING

7.1 Each User consents to NGC having access to and copies of all meter readings taken from Energy Metering Equipment pursuant to the Pooling and Settlement Agreement in any Financial Year for the purposes of calculating Connection Charges and Use of System Charges due from Users or for the purpose of operating the NGC Transmission System. Such access and copies shall be obtained from the Settlement System Administrator appointed under the Pooling and Settlement Agreement from time to time provided always that if the Settlement System Administrator fails to provide such access and copies at NGC's request the User shall supply any such meter readings in the possession of the User direct to NGC.


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

7.2 The relationship between the Parties hereto with respect to Energy Metering Equipment shall be regulated by Part XV of the Pooling and Settlement Agreement.

7.3 In respect of Operational Metering Equipment owned by the Party and in respect of which access and rights to deal with such Operational Metering Equipment are not set down in any other document the Parties shall grant each other such access and the rights as are reasonably necessary to enable them to perform their obligations under this Agreement and the Grid Code upon presentation of a suitable indemnity and the Parties shall take such action as may be necessary to regularise the position forthwith thereafter.

8.    NGC OBLIGATIONS

8.1 NGC agrees with each User to make available, plan, develop, operate and maintain the NGC Transmission System in accordance with the NGC Transmission Licence and with the Grid Code subject to any Derogations from time to time.

9.    COMPLIANCE WITH THE GRID CODE/DISTRIBUTION CODE

9.1 Subject to Sub-Clause 9.3 each Party agrees with each other Party to be bound by and to comply in all respects with the provisions of the Grid Code in so far as applicable to that Party.

9.2 Subject to Sub-Clause 9.3 each Party agrees with each other Party to be bound by and to comply in all respects with the provisions of the relevant Distribution Code(s) in so far as applicable to that Party except as may be otherwise provided in any agreement for connection to a Distribution System.

9.3 Neither NGC nor a User need comply with the Grid Code or any relevant Distribution Code(s) to the extent (if any) that:


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

      (i) either the Director has issued directions relieving NGC or that User from the obligation under its respective licence to comply with the Licence Standards, the Grid code or any relevant Distribution Code(s) in respect of such parts of the Grid Code or any relevant Distribution Code(s) respectively as may be specified in those directions or to the extent that NGC and a User which does not have a Licence under the Act can and have so agreed in any Supplemental Agreement in relation to any Connection Site or New Connection Site and/or Derogated Plant; or

      (ii) (in the case of a User) the Grid Code relates to the provision by that User of any Ancillary Services unless there is an Ancillary Services Agreement in force between that User and NGC for the payment by NGC for such Ancillary Services; or

      (iii) (in the case of NGC) the Grid Code imposes any obligation on NGC to make available Additional Scheduling Data (as defined in the Grid code) before 31st December 1990.

9.4 In this Sub-Clause 9.4 the following expressions shall bear the following meanings:

      "Required Standard"       In relation to an item of Derogated Plant, the
                                respective standard required of that item (which shall not exceed that required by the Grid code or the Licence Standards, as the case may be) as specified in or pursuant to the relevant
                                Derogation;

      "Back Stop Date" in relation to an item of Derogated Plant, the date by which it is to attain its Required Standard, as specified in or pursuant to the relevant Derogation.


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

      Each User undertakes to NGC and NGC undertakes to each User to use all reasonable endeavours to carry out such works as are necessary to ensure that each item of Derogated Plant owned or operated by that User or NGC (as appropriate) is brought up to the Required Standard applicable to it no later than the Back stop Date applicable to it.

9.5 The terms and provisions of the Fuel Security Code shall prevail to the extent that they are inconsistent with the Grid code or any Distribution code and the Parties' obligations under this Agreement shall be construed accordingly.

10.   MODIFICATIONS

10.1 No modification may be made by or on behalf of a User or NGC otherwise than in accordance with the provisions of this Clause 10.

10.2  Modifications Proposed by Users

      10.2.1. If a User wishes to make a Modification it shall complete and submit to NGC a Modification Application and comply with the terms thereof.

      10.2.2. NGC shall make the Modification Offer to that User as soon as practicable and (save where the Director consents to a longer period) any event not more than 3 months after receipt by NGC of the Modification Application. The Modification Offer shall include details of any variation NGC proposes to make to the Supplemental Agreement which applies to the Connection Site in question. During such period NGC and the User concerned shall discuss in good faith the implications of the proposed Modifications.

      10.2.3. The Modification Offer shall remain open for acceptance for 3 months from the date of its receipt by that User unless either that User or NGC makes an application to the Director under Condition 10C of the NGC Transmission Licence, in which event the Modification Offer shall


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

               remain open for acceptance by that User until the date 14 days after any determination by the Director pursuant to such application.

      10.2.4. If the Modification Offer is accepted by that User the Supplemental Agreement relating to the Connection Site in question shall be varied to reflect the terms of the Modification Offer and the Modification shall proceed according to the terms of the Supplemental Agreement as so varied.

10.3  Modifications proposed by NGC

      10.3.1. If NGC wishes to make a Modification to the NGC Transmission System, NGC shall complete and submit to each User a Modification Notification and shall complete and submit to each User a Modification Notification and shall advise each User of any works which NGC reasonably believes that User may have to carry out as a result.

      10.3.2. Any User which considers that it shall be required to make a Modification (an "Affected User Modification") as a result of the Modification proposed by NGC (an "Affected User") may as soon as practicable after receipt of the Modification Notification and (save where the Director consents to a longer period) within the period stated therein (which shall be sufficient to enable the User to assess the implications of the proposed Modification and in any event shall not be less than 3 months) may make an application to the Director under Condition 10C of the Transmission Licence.

      10.3.3. As soon as practicable after the receipt of the Modification Notification or, if an application to the Director has been made, the determination by the Director, and in any event within two months thereof, each Affected User shall complete and submit a Modification Application to NGC and


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

               comply with the terms thereof. No fee shall be payable by any User to NGC in respect of any such Modification Application.

      10.3.4. Once a Modification Application has been made by a User pursuant to Sub-Clause 10.3.2 the provisions of Sub-Clauses 10.2.2, 10,2.3 and 10.2.4 shall thereafter apply.

11.   NEW CONNECTION SITES

11.1 If a User wishes to connect a New Connection Site it shall complete and submit to NGC a Connection Application and comply with the terms thereof.

11.2 Without prejudice to Condition 10B4 of the NGC Transmission Licence NGC shall make a Connection Offer to that User as soon as practicable after receipt of the Connection Application and (save where the Director consents to a longer period) in any event not more than 3 months after receipt by NGC of the Connection Application.

11.3 The Connection Offer shall remain open for acceptance for 3 months from its receipt by that User unless either that User or NGC makes an application to the Director under Condition 10C of the NGC Transmission Licence, in which event the Connection Offer shall remain open for acceptance until the date 14 days after any determination by the Director pursuant to such application.

11.4 If the Connection Offer is accepted by that User the connection shall proceed according to the terms of the Supplemental Agreement entered into consequent upon acceptance of the Offer.

12.   GENERAL PROVISIONS CONCERNING MODIFICATIONS AND NEW CONNECTION SITES

12.1 subject to the payment of its Reasonable Charges, if any, as provided for in this Sub-Clause NGC undertakes to each User to provide all advice and assistance reasonably requested by that User to enable that User adequately to assess the


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

      implications (including the feasibility) of making a Modification to the User's Equipment or the Users System (whether such Modification is to be made at the request of NGC or of the User) or of constructing a New Connection Site (including adequately assessing the feasibility of making any Connection Application or considering the terms of any Connection Offer). If the proposed Modification by the User is or may be required as a result of a Modification proposed by NGC then NGC shall provide such advice and assistance free of charge. If the proposed Modification is or may be proposed by the User or if the advice and assistance is in respect of a New connection Site NGC may charge the User Reasonable charges for such advice and assistance. The provisions of such advice and assistance shall be subject to any confidentiality obligations binding on NGC and that User.

12.2 When giving such advice and assistance NGC shall comply with Good Industry Practice.

12.3 NGC shall have no obligation to compensate any User (the "First User") for the cost or expense of any Modification required to be made by any User as a result of any NGC Modification under Sub-Clause 10.3.1. Where such NGC Modification is made as a result of the construction of a New Connection Site or a Modification for another User (the "Other User"), the Other User shall compensate the First User for the reasonable and proper cost and expense of any Modifications required to be made by the First User as a result of that NGC Modification. Such compensation shall be paid to the First User by the Other User within thirty days of production to the Other User of a receipted invoice (together with a detailed breakdown of such reasonable costs and expenses) for the expenditure which has been incurred by the First User.

12.4 Modification Offers and Connection Offers conditional Upon other Modification Offers and Connection Offers

      If at the time of making any Offer or Modification Offer or Connection Offer to a User ("the Second Offer") there is an outstanding Modification Offer(s) or Connection Offer(s) to another User(s) ("the First Offer") which if accepted would affect the terms of the Second Offer NGC shall at the time of making the Second Offer.

      (i) inform the recipient(s) of both the First Offer(s) and Second Offer(s) in writing that there is another Offer outstanding which might affect them; and

      (ii) be entitled to make the First Offer(s) and Second Offer(s) conditional upon other outstanding Offers not having been or being accepted; and

      (iii) be entitled to vary the terms of either Offer if the other Offer is accepted first on the same procedures as those set out in Clauses
            10.2.2 to 10.2.4 or 11.2 to 11.4 inclusive as the case may be.

13.   ADDITIONAL PARTIES

13.1 The Parties shall admit as an additional party to this Master Agreement any person who accepts a Connection Offer from NGC or any new Embedded User (the "New Party") and who is not at the time already a Party. Such admission shall take effect by way of Accession Agreement prepared by NGC at the expense and cost of the New Party and to be executed by NGC for itself and on behalf of all other Parties. Upon execution of the Accession Agreement by NGC and the New Party and subject to the terms and conditions of that Accession Agreement, the New Party shall become a Party for all purposes of this Agreement.

13.2 Each Party hereby authorises and instructs NGC to sign any such Accession Agreement on its behalf and undertakes not to withdraw, qualify or revoke any such authority or instruction at any time.

13.3 NGC shall promptly notify all Parties in writing that the New Party has become a Party.

14.   PAYMENT

14.1 NGC will invoice Users for Connection Charges and/or Use of System Charges due under each Supplemental Agreement in the following manner:

      (i) in the case of recurrent monthly charges other than the Energy related charges identified in Appendix D to the relevant Supplemental Agreement NGC shall despatch an invoice on or before the 15th day of the month for the charges due in relation to that month;

      (ii) in the case of the Energy related recurrent monthly charges identified in Appendix D to the relaxant Supplemental Agreement NGC shall despatch an invoice on or before the 1st day of a month covering the charge due in relation to the period expiring on the 15th day of the preceding month and commencing on the 16th day of the month before that;

      (iii) unless otherwise specified in this Agreement where charges are payable other than monthly NGC shall despatch an invoice not less than 30 days prior to the due date for payment specified in the relevant Appendix to the Supplemental Agreement.

14.2  Payment

      Users shall pay NGC Connection Charges and/or Use of System Charges due under each Supplemental Agreement in the following manner:

      (i) in the case of recurrent monthly charges on the 15th day of the month in which NGC's invoice therefor was despatched (if despatched on the first day of that month) or, in all other cases, on the 15th day of the month following the month in which NGC's invoice therefor was despatched unless, in any such case, the said date is not a Business Day in which case payment shall be made on the next business Day;

      (ii) unless otherwise specified in this Agreement where charges are payable other than monthly within 30 days of the date of NGC's invoice therefor.

14.3 All payments hereunder shall be made by the variable direct debit method or such other form of bankers automated payment as shall be approved by NGC to the account number, bank and branch specified by NGC in Schedule 1 or in the case of sums payable to a User the account number, bank and branch of the User set out in Schedule 1 (or such other account and/or bank as NGC or a User may from time to time notify in writing to the other).

14.4 If any Party fails to pay on the due date any amount properly due under this Agreement such Party shall pay to the Party to whom such amount is due interest on such overdue amount from and including the date of such failure to (but excluding) the date of actual payment (as well after as before judgement) at the rate of 4% over Barclays Bank PLC base rate for the time being and from time to time interest shall accrue from day to day.

14.5 All sums payable by one Party to the other pursuant to this Agreement whether of charges, interest or otherwise shall (except to the extent otherwise required by law) be paid in full, free and clear of and without deduction set off or deferment in respect of such sums the subject of any disputes or claims whatsoever save for sums the subject of a final award or judgement (after exhaustion of all appeals if this opportunity is taken) or which by agreement between NGC and those Parties may be so deducted or set-off.

14.6 All amounts specified hereunder or under any Supplemental Agreement shall be exclusive of any Value Added Tax or other similar tax.

14.7 If upon the request of any User the Director determines that the NGC Connection Charges and/or Use of System Charges payable by that User (including any variations thereof) have not been calculated strictly in accordance with the terms of the statements prepared for the purposes of Condition 10 of the NGC Transmission Licence (setting out the basis upon which the charges for use of system and for connection to the NGC Transmission System will be made) NGC shall pay to such User an amount in respect of each charging period equal to the amount (if any) by which the User has been overcharged as a result, together with interest thereon from the date upon which such charges were paid until the date of payment of such interest. Such interest shall accrue from day to day at the rate specified in Sub-Clause 14.4.

15.   LIMITATION OF LIABILITY

15.1 Subject to Sub-Clauses 15.5, 2.5.4 and 5.5 and any liquidated damages provisions of any supplemental Agreement and the payment adjustment provisions of the relevant Ancillary Services Agreement and save where any provision of this Agreement provides for an indemnity each Party agrees and acknowledges that no Party (the "Party Liable") nor any of its officers, employees or agents shall be liable to any of the other Parties for loss arising from any breach of this Agreement other than for loss directly resulting from such breach and which at the date hereof was reasonably foreseeable as not unlikely to occur in the ordinary course of events from such breach in respect of:

      15.1.1. physical damage to the property of any of the other Parties, or its or their respective officers, employees or agents; and/or

      15.1.2. the liability of any such other Party to any other person for loss in respect of physical damage to the property of any other person.

15.2 Nothing in this Agreement shall exclude or limit the liability of the Party Liable for death or personal injury resulting from the negligence of the Party Liable or any of its officers, employees or agents and the Party Liable shall indemnify and keep indemnified each of the other Parties, its officers, employees or agents, from and against all such and any loss or liability which any such other Party may suffer or incur by reason of any claim on account of death or personal injury resulting from the negligence of the Party Liable or any of its officers employees or agents.

15.3 Subject to Sub-Clauses 15.5, 2.5.4 and 5.5 and any liquidated damages provision of any Supplemental Agreement and save where any provision of this Agreement provides for an indemnity, neither the Party Liable nor any of its officers, employees or agents shall in any circumstances whatsoever be liable to any of the other Parties for:

      15.3.1. any loss of profit, loss of revenue, loss of use, loss of contract or loss of goodwill; or

      15.3.2.  any indirect or consequential loss; or

      15.3.3. loss resulting from the liability of any other Party to any other person howsoever and whensoever arising save as provided in Sub-Clauses 15.1.2 and 15.2.

15.4 The rights and remedies provided by this Agreement to the Parties are exclusive and not cumulative and exclude and are in place of all substantive (but not procedural) rights or remedies express or implied and provided by common law or statute in respect of the subject matter of this Agreement, including without limitation any rights any Party may possess in tort which shall include actions brought in negligence and/or nuisance. Accordingly, each of the Parties hereby waives to the fullest extent possible all such rights and remedies provided by common law or statute, and releases a Party which is liable to another (or others), its officers, employees and agents to the same extent from all duties, liabilities, responsibilities or obligations provided by common law or statute in respect of the matters dealt with in this Agreement and undertakes not to enforce any of the same except as expressly provided herein.

15.5 Save as otherwise expressly provided in this Agreement, this Clause 15 insofar as it excludes or limits liability shall override any other provision in this Agreement provided that nothing in this Clause 15 shall exclude or restrict or otherwise prejudice or affect any of:

      15.5.1. the rights, powers, duties and obligations of any Party which are conferred or created by the Act, the Licence or the Regulations; or

      15.5.2. the rights, powers, duties and obligations of the Director or the Secretary of State under the Act, any Licence or otherwise howsoever.

15.6  Each of the Sub-Clauses of this Clause 15 shall:

      15.6.1. be construed as a separate and severable contract term, and if one or more of such Sub-Clauses is held to be invalid, unlawful or otherwise unenforceable the other or others of such Sub-Clauses shall remain in full force and effect and shall continue to bind the Parties; and

      15.6.2.  survive termination of this Agreement.

15.7 Each Party acknowledges and agrees that each of the other Parties holds the benefit of Sub-Clauses 15.1 and 15.2 and 15.3 above for itself and as trustee and agent for its officers, employees and agents.

15.8 Each Party acknowledges and agrees that the provisions of this Clause 15 have been the subject of discussion and negotiation and are fair and reasonable having regard to the circumstances as at the date hereof.

15.9 For the avoidance of doubt, nothing in this Clause 15 shall prevent or restrict any Party enforcing any obligation (including suing for a debt) owned to it under or pursuant to this Agreement.

16.   DURATION AND TERMINATION

16.1 This Agreement shall continue in relation to each User until terminated in accordance with this Clause 16 or pursuant to Clause 17.

16.2 A User shall automatically cease to be a Party to this Agreement upon termination of all Supplemental Agreements entered into by that User.

16.3 Termination or expiry of a particular Supplemental Agreement shall not of itself, cause the relevant User to cease to be a Party to this Agreement.

16.4 Termination or a person ceasing to be a Party to this Agreement shall not affect any rights or obligations of any Party which may have accrued to the date of termination or expiry and shall not affect any continuing obligations of any Party under this Agreement.

16.5 Following termination of this Agreement Clause 19 shall remain in full force and effect.

17.   EVENTS OF DEFAULT/DEENERGISATION

17.1  It shall be an event of default if:

      (i) a User shall fail to pay (other than by inadvertent error in funds transmission which is discovered by NGC, notified to that User and corrected within 2 business Days thereafter) any amount properly due or owing from that User to NGC pursuant to this Agreement and such failure continues unremedied for 7 business Days after the due date for payment; or

      (ii)  in respect of a User:

            (a) an order of the High Court is made or in effective resolution passed for its insolvent winding up or dissolution; or

            (b) a receiver (which expression shall include an administrative receiver within the meaning of Section 29 Insolvency Act 1986) of the whole or any material part of its assets or undertaking is appointed; or

            (c) an administration order under Section 8 of the Insolvency Act 1986 is made or if a voluntary arrangement is proposed under
                  Section 1 of that Act; or

            (d) a User enters into any scheme of arrangement (other than for the purpose of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Director); or

            (e) any of the events referred to in (a) to (d) above has occurred and is continuing and a User is unable to pay its debts within the meaning of Section 123(1) or (2) of the Insolvency Act 1986 save that such sections shall have effect as if for(pound)750 there was inserted(pound)250,000 and a User shall not be deemed to be unable to pay its debts if any demand for payment is being contested in good faith by that User with recourse to all appropriate measures and procedures)

            and in any such case within 28 days of this appointment the liquidator, receiver, administrative receiver, administrator, nominee or other similar officer has not provided to NGC a guarantee of future performance by the User of this Agreement and all Supplemental Agreements to which the User is a party in such form and amount as NGC may reasonably require.

17.2 Provided that at the time the failure specified in Sub-Clause 17.1(i) is still continuing or the circumstances referred to in Sub-Clause 17.1(ii) still exist NGC may having given 48 hours notice of an event of default Deenergise all of the User's Equipment which is the subject of a Supplemental Agreement with that User or may as appropriate instruct the operator of a Distribution System to

      Deenergise such User's Equipment provided that prior to Deenergisation the User may refer the matter to the Disputes Resolution Procedure.

17.3  If notice is given to a User in accordance with Clause 60.1.3 or 60.2.3 of
      Part XVII of the Pooling and Settlement Agreement and that User shall fail to take such action as is referred to in Clause 60.4.1 of Part XVII of the Pooling and Settlement Agreement within 48 hours after the date of any such notice referred to therein, NGC may Deenergise the User's Equipment.

17.4 If the event of default under Sub-clause 17.2 or 17.3 is still continuing six months after the later of Deenergisation and the conclusion of the Disputes Resolution Procedure in favour of NGC, NGC may Disconnect all that User's Equipment at each Connection Site where the User's Equipment is connected and:

      (i) NGC and that User shall remove any of the User's Equipment and NGC Assets on the other Party's land within 6 months or such longer period as may be agreed between the Parties concerned;

      (ii)  that the User shall pay to NGC forthwith all Termination Amounts;
            and

      (iii) that the User shall cease to be a Party to this Agreement.

18.   TRANSFER AND SUBCONTRACTING

18.1 the rights, powers, duties and obligations of a User under this Agreement or any supplemental Agreement are personal to that User and that User may not assign or transfer the benefit or burden of this Agreement save in the following circumstances:

      (i) upon the disposal by that User of the whole of its business or undertaking it shall have the right to transfer its rights and obligations under this Agreement and all relevant Supplemental Agreements to the purchaser thereof on condition that the purchaser if not already a User enters into an Accession Agreement with NGC under Clause 13 and confirms to NGC in writing either that all of the technical or related conditions, data, information, operational issues or other matters specified in or pursuant to the relevant Supplemental Agreement(s) or Grid code by the User seeking the transfer will remain unchanged or, if any such matters are to be changed, the purchaser first notifies NGC in writing of such changes which NGC will consider promptly and in any event within 28 days of receiving notice of such change and until such consideration is complete the transfer shall not be effective. If having considered such changes NGC in its reasonable opinion does not consider the proposed changes reasonably satisfactory to NGC it shall consult with the User seeking to undertake such transfer and pending the outcome thereof to NGC's reasonable satisfaction the transfer shall not be effective provided always that the User may refer any dispute to the Disputes Resolution Procedure. such transfer shall become effective once the changes are reasonably satisfactory to NGC or have been determined to be so under the Disputes Resolution Procedure;

      (ii) upon the disposal by a User of part of its business undertaking comprising User's Equipment at one or more Connection Sites that User shall have the right to transfer its rights and obligations under all relevant Supplemental Agreements to the purchaser thereof on condition that the purchaser (if not already a User) enters into an Accession Agreement with NGC under Clause 13 and confirms to NGC in writing either that all of the technical or related conditions, data, information, operational issues or other matters specified in or pursuant to the relevant Supplemental Agreement(s) or Grid Code by the User seeking the transfer will remain unchanged or, if any such matters are to be changed, the purchaser first notifies NGC in writing of such changes which NGC will consider promptly and in any event within 28 days of receiving notice of such change and until such consideration is complete the assignment shall not be effective. If having considered such changes NGC in its reasonable opinion does not consider the proposed changes reasonably satisfactory to NGC it shall consult with the User seeking to undertake such transfer and pending the outcome thereof to NGC's reasonable satisfaction the transfer shall not be effective provided always that the User may refer any dispute to the Disputes Resolution Procedure. Such transfer shall become effective once the changes are reasonably satisfactory to NGC or have been determined to be so under the Disputes Resolution Procedure;

      (iii) a User may assign or charge its benefit under this Agreement and any Supplemental agreements in whole or in part by way of security.

18.2 Each Party shall have the right to sub-contract or delegate the performance of any of its obligations or duties arising under this Agreement or any Supplemental Agreement including activities envisaged by the Grid Code without the prior consent of any other Party. The sub-contracting by a Party of the performance of any obligations or duties under this Agreement or any supplemental Agreement or of any activities envisaged by the Grid Code shall not relieve that party from liability for performance of such obligation or duty.

19.   CONFIDENTIALITY

      Confidentiality for NGC and its subsidiaries

19.1 NGC and its subsidiaries in each of their capacities in this Agreement shall secure that Protected Information is not:

      19.1.1. divulged by Business Personnel to any person unless that person is an Authorised Recipient;

      19.1.2. used by business Personnel for the purposes of obtaining for NGC or any of its subsidiaries or for any other person:

               (a)   any electricity licence; or

               (b) any right to purchase or otherwise acquire, or to distribute electricity (including rights under any electricity purchase contract, as defined in the NGC Transmission Licence); or

               (c) any contract or arrangement for the supply of electricity to Customers or Suppliers; or

               (d) any contract for the use of any electrical lines or electrical plant belonging to or under the control of a Supplier; or

               (e) control of any body corporate which, whether directly or indirectly, has the benefit of any such licence, contract or arrangement; and

      19.1.3. used by Business Personnel for the purchase of carrying any activities other than Permitted Activities except with the prior consent in writing of the Party to whose affairs such Protected Information relates.

19.2  Nothing in Sub-Clause 19.1 shall apply:

      19.2.1. to any Protected Information which, before it is furnished to business Personnel is in the public domain; or

      19.2.2. to any Protected Information which, after it is furnished to Business Personnel:

               (a) is acquired by NGC or any subsidiary of NGC in circumstances in which Sub-Clause 19.1 does not apply; or

               (b) is acquired by NGC or any subsidiary of NGC in circumstances in which Sub-clause 10.1 does apply and thereafter ceases to be subject to the restrictions imposed by such Sub-Clause; or

               (c)   enters the public domain,

               and in any such case otherwise than as a result of a breach by NGC or any subsidiary of NGC of its obligations in Sub-Clause 19.1, or a breach by the person's confidentiality obligation and NGC or any of its subsidiaries is aware of such breach; or

      19.2.3. to the disclosure of any Protected Information to any person if NGC or any subsidiary of NGC is required or expressly permitted to make such disclosure to such person:

               (a) in compliance with the duties of NGC or any subsidiary under the Act or any other requirement of a Competent Authority; or

               (b) in compliance with the conditions of the Transmission License or any document referred to in the Transmission License with which NGC or any subsidiary of NGC is required by virtue of the Act or the NGC Transmission License to comply; or

               (c)   in compliance with any other requirement of law; or

               (d) in response to a requirement of any stock exchange or regulatory authority or the Panel on Take-overs and Mergers; or

               (e) pursuant to the Arbitration rules for the Electricity Supply Industry Arbitration Association or pursuant to any judicial or other arbitral process or tribunal having jurisdiction in relation to NGC or any of its Subsidiaries; or

               (f) in compliance with the requirements of Section 35 of the Act and with the provisions of the Fuel Security Code; or

      19.2.4. to any Protected Information to the extent that NGC or any of its subsidiaries is expressly permitted or required to disclose that information under the terms of any agreement or arrangement (including this Agreement, the Grid Code, the Distribution codes and the Fuel

               Security Code) with the Party to whose affairs such Protected Information relates.

19.3 NGC and each of its subsidiaries may use all and any information or data supplied to or acquired by it, from or in relation to the other Parties in performing Permitted Activities including for the following purposes:

      19.3.1.  the operation and planning of the NGC Transmission system;

      19.3.2. the calculation of charges and preparation of offers of terms for connection to or use of the NGC Transmission System;

      19.3.3. the operation and planning of the Ancillary Services Business and the calculation of charges therefor;

      19.3.4.  the operation of the Settlements Business;

      19.3.5. the provision of information under the British Grid systems Agreement and the EdF Documents;

      and may pass the same to subsidiaries of NGC which carry out such activities and the Parties hereto agree to provide all information to NGC and its subsidiaries for such purposes.

19.4 NGC undertakes to each of the other Parties that, having regard to the activities in which any Business Person is engaged and the nature and effective life of the Protected Information divulged to him by virtue of such activities, neither NGC nor any of its subsidiaries shall unreasonably continue (taking into account any industrial relations concerns reasonably held by it) to divulge Protected Information or permit Protected Information to be divulged by any subsidiary of NGC to any business Person:

      19.4.1. who has notified NGC or the relevant subsidiary of his intention to become engaged as an employee or agent of any other person (other than of NGC or any subsidiary thereof) who is:

               (a) authorized by license or exemption to generate, transmit or supply electricity; or

               (b) an electricity broker or is known to be engaged in the writing of electricity purchase contracts (as defined in the NGC Transmission License); or

               (c) know to be retained as a consultant to any such person who is referred to in (a) or (b) above; or

      19.4.2. who is to be transferred to the Generation Business, save where NGC or such subsidiary could not, in all the circumstances, reasonably be expected to refrain from divulging to such Business Person Protected Information which is required for the proper performance of his duties.

19.5 Without prejudice to the other provisions of this Clause 19 NGC shall procure that any additional copies made of the Protected Information whether in hard copy or computerized form, will clearly identify the Protected Information as protected.

19.6 NGC undertakes to use all reasonable endeavors to procure that no employee is a Corporate Functions Person unless the same is necessary for the proper performance of his duties.

19.7 Without prejudice to Clause 19.3, NGC and each of its subsidiaries may use and pass to each other all and any Period Metered Demand data supplied to or acquired by it and all and any information and data supplied to it pursuant to Section OC6 of the Grid Code for the purposes of Demand Control (as defined in the Grid Code), but in each case only for the purposes of its estimation and calculation from time to time of the variable "system maximum ACS demand" (as defined in Condition 4 of the NGC Transmission License).

19.8 NGC shall secure that Protected Information which is subject to the provisions of Clause 19.1 and which relates to the cost of Reactive Power provided by each individual Generator is not divulged to any Business Person engaged in the provision of static compensation for use by the Grid Operator (as defined in the Pooling and Settlement Agreement).

19.9 Any information regarding, or data acquired by the Settlement System Administrator or its agent from the Energy Metering Equipment at Sites which are a point of connection to a Distribution System shall and may be passed by the Settlement System Administrator or his agent to operator of the relevant Distribution System. The said operator of the relevant Distribution System and the calculation of charges for use of and connection to the Distribution System.

      Confidentiality other than for NGC and its subsidiaries

19.10 Each User hereby undertakes with each other User and with NGC and its subsidiaries that it shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for its own purposes Confidential Information except in the circumstances set out in Sub-Clause 19.11 or to the extent otherwise expressly permitted by this Agreement or with the prior consent in writing of the Party to whose affairs such Confidential Information relates.

19.11 The circumstances referred to in Sub-clause 19.10 are:

      19.11.1. where the Confidential Information, before it is furnished to the User, is in the public domain; or

      19.11.2. where the Confidential Information, after it is furnished to the
               User:

               (a) is acquired by the User in circumstances in which Sub-Clause 19.10 does not apply; or

               (b) is acquired by the User in circumstances in which Sub-Clause 19.10 does apply and thereafter ceases to be subject to the restrictions imposed by Sub-Clause 19.10; or

               (c)   enters the public domain,
               and in any such case otherwise than as a result of a breach by the User of its obligations in Sub-clause 19.10 or a breach by the person who is disclosed that Confidential Information of that person's confidentiality obligation and the User is aware of such breach; or

      19.11.3. if the User is required or permitted to make disclosure of the Confidential Information to any person:

               (a) in compliance with the duties of the User under the Act or any other requirement of a Competent Authority; or

               (b) in compliance with the conditions of any License or any document referred to in any License with which the User is required to comply; or

               (c)   in compliance with any other requirement of law; or

               (d) in response to a requirement of any stock exchange or regulatory authority or the Panel on Take-overs and Mergers; or

               (e) pursuant to the Arbitration Rules for the Electricity Supply Industry Arbitration Association or pursuant to any judicial or other arbitral process or tribunal having jurisdiction in relation to the Users; or

      19.11.4. where Confidential Information is furnished by the User to the employees, directors, agents, consultants and professional advisors of the User, in each case on the basis set out in Sub-clause 19.12.

19.12 With effect from the date of this Agreement the User shall adopt procedures within its organization for ensuring the confidentiality of all Confidential Information which it is obliged to preserve as confidential under Clause 19.10. These procedures are:

      19.12.1. the Confidential Information will be disseminated within the User only on a "need to know" basis;

      19.12.2. employees, directors, agents, consultants and professional advisers of the User in receipt of Confidential Information will be made fully aware of the User's obligations of confidence in relation thereto; and

      19.12.3. any copies of the Confidential Information, whether in hard copy or computerized form, will clearly identify the Confidential Information as confidential.

19.13 For the avoidance of doubt, data and other information which any Party is permitted or obliged to divulge or publish to any other Party pursuant to this Agreement shall not necessarily be regarded as being in the public domain by reason of being so divulged or published.

19.14 Notwithstanding any other provision of this Agreement, the provisions of this Clause 19 shall continue to bind a person after its cessation as a Party for whatever reason.

20.   INTELLECTUAL PROPERTY

      All Intellectual Property relating to the subject matter of this Agreement conceived, originated, devised, developed or created by a Party, its officers, employees, agents or consultants during the currency of this Agreement or any Supplemental Agreement shall vest in such Party as sole beneficial owner thereof save where the Parties agree in writing otherwise.

21.   FORCE MAJEURE

      If any Party (the "Non-Performing Party") shall be unable to carry out any of its obligations under this Agreement due to a circumstance of Force Majeure this Master Agreement and the relevant Supplemental Agreement shall remain in effect but:

      (a)   the Non-Performing Party's relevant obligations;

      (b) the obligations of each of the other Parties owed to the Non-Performing Party under this Agreement and/or the relevant Supplemental Agreement as the case may be; and

      (c) any other obligations of such other Parties under this Agreement owed between themselves which the relevant Party is unable to carry out directly as a result of the suspension of the Non-Performing Party's obligations shall be suspended for a period equal to the circumstance of Force Majeure provided that:

      (i) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

      (ii) no obligations of any Party that arose before the Force Majeure causing the suspension of performance are excused as a result of the Force Majeure;

      (iii) the Non-Performing Party gives the other Parties prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports with respect thereto during the period of Force Majeure;

      (iv) the Non-Performing Party uses all reasonable efforts to remedy its inability to perform; and

      (v) as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations so far as possible in accordance with this Agreement, any Supplemental Agreement and the Grid Code.

22.   WAIVER

      No delay by or omission of any Party in exercising any right, power, privilege or remedy under this Master Agreement or any Supplemental Agreement or the Grid Code shall operate to impair such right, power, privilege or remedy or be construed as a waiver thereof. Any single or partial exercise of any such right, power, privilege or remedy shall not preclude any other or future exercise thereof or the exercise of any other right, power, privilege or remedy.

23.   NOTICES

23.1 Save as otherwise expressly provided in this Agreement, any notice or other communication to be given by one Party to another under, or in connection with the matters contemplated by, this Agreement shall be addressed to the recipient and sent to the address, telex number or facsimile number of such other Party set out in schedule 1 to this Agreement for the purpose and marked for the attention of the company secretary or to such other address, telex number and/or facsimile number and/or marked for such other attention as such other Party may from time to time specify by notice given in accordance with this Clause 23 to the Party giving the relevant notice or other communication to it.

23.2 Save as otherwise expressly provided in this Agreement, any notice or other communication to be given by any Party to any other Party under, or in connection with the matters contemplated by, this Agreement shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid post (airmail if overseas) or telex or facsimile, and shall be deemed to have been received:

      23.2.1.  in the case of delivery by hand, when delivered; or

      23.2.2. in the case of first class prepaid post, on the second day following the day of posting or (if sent airmail from overseas) on the fifth day following the day of posting; or

      23.2.3. in the case of telex, on the transmission of the automatic answering-back of the address (where such transmission occurs before 1700 hours on the day of transmission) and in any other case on the day following the day of transmission; or

      23.2.4. in the case of facsimile, on acknowledgement by the addressee's facsimile receiving equipment (where such acknowledgement occurs before 1700 hours on the day of acknowledgement) and in any other case on the day following the day of acknowledgement.

24.   COUNTERPARTS

      This Agreement and any Supplemental Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

25.   VARIATIONS

25.1 No variations to this Master Agreement shall be effective unless made in writing and signed by or on behalf of all the Parties. The Parties shall effect any amendment required to be made to this Master Agreement by the Director as a result of a change in the Transmission License or an order or direction made pursuant to the Act or a License or as a result of settling the terms of any Supplemental Agreement and each Party hereby authorises and instructs NGC to make any such amendment on its behalf and undertakes not to withdraw, qualify or revoke such authority or instruction at any time.

25.2 NGC and each User acknowledges that, because there has been insufficient time to discuss and agree the details of the Appendices to each Supplemental Agreement, those details may be inaccurate. Accordingly,

      (a) each User and NGC undertake to discuss in good faith the correct identification of the details of each part of Appendix F of each Supplemental Agreement entered into between NGC and the User with a view to amending the same as necessary to reflect the correct position. To the extent that agreement on the correct position cannot be reached within 12 months after the date of that Supplemental Agreement the matter shall be referred to arbitration for determination in accordance with Clause 26 of this Agreement and such details shall be amended accordingly following such agreement or determination (as the case may be); and

      (b) in relation to Appendix A of each Supplemental Agreement, NGC undertakes to establish a new asset register, specifying all Plant and Apparatus owned by NGC which is necessary to connect each User's Equipment to the NGC Transmission System at each Connection Site, during the course of the Financial Year ending 31st March 1991 in accordance with paragraph 2.2 of Appendix E to such Supplemental Agreement. Such new asset register shall, provided that NGC has complied with such paragraph 2.2, take effect from 1st April 1991. Following the establishment of such new asset register, each such Appendix A and any provisions of the relevant Supplemental Agreement which refer to it shall, to the extent appropriate, be amended accordingly.

26.   DISPUTE RESOLUTION

26.1 Save where expressly stated in this Agreement to the contrary and subject to any contrary provision of the Act, any License, or the Regulations, or the rights, powers, duties and obligations of the Director or the Secretary of State under the Act, any License or otherwise howsoever, any dispute or difference of whatever nature howsoever arising under out of or in connection with this Agreement between any one or more Parties hereto shall be and is hereby referred to arbitration pursuant to the arbitration rules of the Electricity Supply Industry Arbitration Association in force from time to time.

26.2 Whatever the nationality, residence or domicile of any Party to this Agreement and wherever the dispute or difference or any part thereof arose the law of England shall be the proper law of any reference to arbitration hereunder and in particular (but not so a to derogate from the generality of the foregoing) the provisions of the Arbitration Acts 1950 (notwithstanding anything in section 34 thereof) to 1979 shall apply to any such arbitration wherever the same or any part of it shall be conducted.

26.3 Subject always to Sub-Clause 26.6 below, if any tariff customer (as defined in Section 22(4) of the Electricity Act 1989) brings any legal proceedings in any court (as defined in the Rules of the Supreme Court 1965 and in the County Courts Act 1984) against one or more persons, any of which is a Party to this Agreement (the "Defendant Party"), and the Defendant Party, and the Defendant Party wishes to make a Third Party Claim (as defined in Sub-Clause 26.5 below) against any other Party to this Agreement ("the Other Party") which would but for this Sub-Clause have been a dispute or difference referred to arbitration by virtue of Sub-Clause 26.1 above which shall not apply and in lieu of arbitration, the court in which the legal proceedings have been commenced shall hear and completely determine and adjudicate upon the legal proceedings and the Third Party Claim not only between the tariff customer and the Defendant Party but also between either or both of them and any Other Party whether by way of third party proceedings (pursuant to the Rules of the Supreme Court 1965 or the County Court Rules 1881) or otherwise as may be ordered by the court.

26.4 Where a Defendant Party makes a Third Party Claim against any Other Party and such Other Party wishes to make a Third Party Claim against a further Party the provisions of Sub-Clause 26.3 above shall apply mutatis mutandis as if such Party had been the Defendant Party and similarly in relation to any such further Party.

26.5  For the purposes of this Clause 26 "Third Party Claim" shall mean:-

      (a) any claim by a Defendant Party against any other Party (whether or not already a party to the legal proceedings) for any contribution or indemnity, or

      (b) any claim by a Defendant Party against such an Other Party for any relief or remedy relating to or connected with the subject matter of the legal proceedings and substantially the same as some relief or remedy claimed by the tariff customer, or

      (c) any requirement by a Defendant Party that any question or issue relating to or connected with the subject matter of the legal proceedings should be determined not only as between the tariff customer and the Defendant Party but also as between either or both of them and an Other Party (whether or not already a party to the legal proceedings).

26.6 Sub-Clause 26.3 above shall apply only if at the time the legal proceedings are commenced no arbitration has been commenced between the Defendant Party and an Other Party raising or involving the same or substantially the same issues as would be raised by or involved in the Third Party Claim. The tribunal in any arbitration which has been commenced prior to the commencement of legal proceedings shall determine the question in the event of dispute, whether the issues raised or involved are the same or substantially the same.

27.   JURISDICTION

27.1 Subject and without prejudice to Clause 26 and to Sub-Clause 27.4 below, all the Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement including the Grid Code and any Supplemental Agreement and that accordingly any suit, action or proceeding (together in this Clause 27 referred to as "Proceedings") arising out of or in connection with this Agreement and any Supplemental Agreement may be brought in such courts.

27.2 Each Party irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in this Clause 27 and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that judgment in any Proceedings brought in the English courts shall be conclusive and binding upon such Party and may enforced in the courts of any other jurisdiction.

27.3 Each Party which is not incorporated in any part of England and Wales agrees that if it does not have, or shall cease to have, a place of business in England and Wales it will promptly appoint, and shall at all times maintain, a person in England and Wales irrevocably to accept service of process on its behalf in any Proceedings in England.

27.4 For the avoidance of doubt nothing contained in Sub-Clause 27.1 to 27.3 above shall be taken as permitting a Party to commence Proceedings in the courts where this Agreement otherwise provides for Proceedings to be referred to arbitration.

28.   GOVERNING LAW

      This Agreement and each Supplemental Agreement shall be governed by and construed in all respects in accordance with English law.

29.   SEVERANCE OF TERMS

      If any provision of this Agreement or any Supplemental Agreement is or becomes or is declared invalid, unenforceable or illegal by the courts of any competent jurisdiction to which it is subject or by order of any other Competent Authority such invalidity, unenforceability or illegality shall not prejudice or affect the remaining provisions of this Agreement or any Supplemental Agreement which shall continue in full force and effect notwithstanding such invalidity, unenforceability or illegality.

30.   LANGUAGE

      Each notice, instrument, certificate or other document to be given by one Party to another under this Agreement shall be in the English language.

IN WITNESS WHEREOF the hands of the duly authorized representatives of the Parties the date first above written.


THE NATURAL GRID COMPANY PLC

By   /s/ E. Clefueux
-------------------------------
NATIONAL POWER PLC

By   /s/
-------------------------------
POWERGEN PLC


By   /s/ R. Melville
-------------------------------
NUCLEAR ELECTRIC PLC


By   /s/ E. Clefueux
-------------------------------

THE NATIONAL GRID COMPANY PLC
(PUMPED STORAGE DIVISION)

By   /s/
-------------------------------
BRITISH NUCLEAR FUELS PLC


By   /s/
-------------------------------
UNITED KINGDOM ATOMIC ENERGY AUTHORITY


By   /s/ Richard Pechover
-------------------------------
CENTRAL POWER LTD


By   /s/
-------------------------------
EASTERN ELECTRICITY PLC


By   /s/ W E Watson
-------------------------------
EAST MIDLANDS ELECTRICITY PLC


By   /s/ P J Champ
-------------------------------
LONDON ELECTRICITY PLC


By   /s/
-------------------------------
MANWEB PLC


By   /s/
-------------------------------
MIDLANDS ELECTRICITY PLC


By   /s/
-------------------------------

NORTHERN ELECTRIC PLC

By   /s/
-------------------------------
NORWEB PLC


By   /s/
-------------------------------
SEEBOARD PLC


By   /s/ E M Wide
-------------------------------
SOUTHERN ELECTRIC PLC


By   /s/
-------------------------------
SOUTH WALES ELECTRICITY PLC


By   /s/
-------------------------------
SOUTH WESTERN ELECTRICITY PLC


By   /s/ M J Carson
-------------------------------
YORKSHIRE ELECTRICITY GROUP PLC


By   /s/
-------------------------------

                                   SCHEDULE 1

                                    NGC/USERS

NAME                             NOTICES                  BANK DETAILS
(and registered number)          (address as registered
(and registered office)          office unless otherwise
                                 stated)
                                 (telex number)
                                 (fax number)

THE NATIONAL GRID COMPANY PLC                           TELEX:  25815
2366977                                                 FAX:  01-620 8547
National Grid House
Summer Street
London SEI 9JU

NATIONAL POWER PLC                                      TELEX:  883141
2366963                                                 FAX:  01-634 5811
Sudbury House
15 Newgate Street
London EC1A 7AU

POWERGEN PLC                                            TELEX:  881 1400
2366970                                                 FAX:  01-826 2890
53 New Broad Street
London EC2M 1JJ

NUCLEAR ELECTRIC PLC                                    TELEX:  883141
2264251                                                 FAX:  01-634 7282
Barnett Way                                             Sudbury House
Barnwood                                                15 Newgate Street
Gloucester GL4 7Registrable Securities                  London EC1A 7AU

THE NATIONAL GRID COMPANY PLC
(PUMPED STORAGE DIVISION)
(details as above)

BRITISH NUCLEAR FUELS PLC                               TELEX:  627581
1002607                                                 FAX:  0925 822711
Warrington Road
Risley
Warrington
Cheshire WA3 6AS

UNITED KINGDOM ATOMIC ENERGY                            TELEX:  22565
AUTHORITY                                               FAX:  01 930 8403
11 Charles II Street,                                   AEA Technology
London SW1Y 4QP                                         Winfrith
                                                        Dorchester
                                                        Dorset DT2 8DH

CENTRAL POWER LIMITED                                   TELEX:  338 092
2251099                                                 FAX:  021 423 1907
Mucklow Hill
Halesowen
West Midlands B62 8BP

EASTERN ELECTRICITY PLC                                 TELEX:  98123
2366906                                                 FAX:  0473 601036
P O Box 40
Wherstead
Ipswich IP9 2AQ

EAST MIDLANDS ELECTRICITY PLC                           TELEX:  37424
2366923                                                 FAX:  0602 209789
P O Box 4
North P D O
398 Coppice Road
Arnold
Nottingham NG5 7HX

LONDON ELECTRICITY PLC                                  TELEX:  885342
2366852                                                 FAX:  01-242 2815
Templar House
81-87 High Holborn
London WC1V 6NU

MANWEB PLC                                              TELEX:  61277
2366937                                                 FAX:  0244 377269
Sealand Road
Chester CH1 4LR

MIDLANDS ELECTRICITY PLC                                TELEX:  338092
2366928                                                 FAX:  021 422331
Mucklow Hill
Halesowen
West Midlands B62 8BP

NORTHERN ELECTRIC PLC                                   TELEX:  53324
2366942                                                 FAX:  091 235 2109
Carliol House
Newcastle-Upon-
Tyne NE99 1SE

NORWEB PLC                                              TELEX:  6695971
2366949                                                 FAX:  061 875 7360
Talbot Road
Manchester M16 0HQ

SEEBOARD PLC                                            TELEX:  87230
2366867                                                 FAX:  0273 21705
Grand Avenue
Hove
East Sussex BN3 2LS

SOUTHERN ELECTRIC PLC                                   TELEX:  848282
2366879                                                 FAX:  0628 87124
South Electricity House
Littlewick Green
Maidenhead
Berks. SL6 3QB

SOUTH WALES ELECTRICITY PLC                             TELEX:  498331
2366985                                                 FAX:  0222 777759
St Mellons
Cardiff CF3 9XW

SOUTH WESTERN ELECTRICITY PLC                           TELEX:
2366894                                                 FAX:  0454 616369
800 Park Avenue
Aztec West
Almondsbury
Avon BS12 4SE

YORKSHIRE ELECTRICITY                                   TELEX:  55128
GROUP PLC                                               FAX:  0532 892123
2366996
Scarcroft
Leeds LS14 3HS

                                   SCHEDULE 2

                                   DEFINITIONS

"Accession Agreement"         an agreement in or substantially in the form set
                              out in Schedule 3.

"the Act"                     the Electricity Act 1989.

"Active Power"                the product of voltage and the in-phase component
                              of alternating current measured in units of watts and standard multiples thereof i.e.

                              1000 watts     =    1kW
                              1000 kW        =    1MW
                              1000 MW        =    1GW
                              1000 GW        =    1TW.

"Affiliate"                   in relation to NGC means any holding company or
                              subsidiary of NGC or any subsidiary of a holding company of NGC, in each case within the meaning of
                              Section 736, 736A and 736B of the Companies Act
                              1985 as substituted by Section 144 of the Companies Act 1989 and if that section is not in force at the date of this Agreement as if such latter section were in force at such date.

"Agency Business"             any business of NGC or any Affiliate or Related
                              Undertaking in the purchase or other acquisition or sale or other disposal of electricity as agent for any other Authorised Electricity Operator.

"this Agreement"              this Agreement including the Schedules and any
                              Supplemental Agreements and the Appendices thereto as the same may be amended, extended, supplemented, novated or modified in accordance with the terms hereof from time to time provided that each Supplemental Agreement shall constitute an agreement separate from each other Supplemental
                              Agreement.

"Agreed Ancillary Services"   Commercial Ancillary Services and Part 2 System
                              Ancillary Services.

"Ancillary Service"           a System Ancillary Service and/or a Commercial
                              Ancillary Service as the case may be.

"Ancillary Services Business" the business of NGC or any Affiliate or Related
                              Undertaking as operator of NGC's Transmission System in the acquisition and/or sale (other than as part of the Generation Business) of Ancillary Services.

"Annual Average Cold Spell    a particular combination of weather elements which
(ACS) Conditions"             gives rise to a level of peak Demand within an NGC
                              Financial Year which has a 50% chance of being exceeded as a result of weather variation alone.

"Apparatus"                   all equipment in which electrical conductors are
                              used, supported or of which they may form a part.

"Authorized Electricity       any person (other than NGC in its capacity as
Operator"                     operator of the NGC Transmission System) who is
                              authorised to generate, transmit or supply electricity and for the purposes of Condition 10A to 10C inclusive of the Transmission Licence shall include any person who has made application to be so authorised which application has not been refused and any person transferring electricity to or from England and Wales across an interconnector or who has made application for use of interconnector which has not been refused.

"Authorised Recipient"        in relation to any Protected Information, means
                              any Business Person who, before the Protected
                              Information had been divulged to him by NGC or any Subsidiary of HGC, had been informed of the nature and effect of Sub-Clause 19.1 of the Master
                              Agreement and who requires access to such Protected Information for the proper performance of his duties as a Business Person in the course of Permitted Activities.

"Black Start Capability"      as defined in the Grid Code.

"Business Day"                any week-day other than a Saturday on which
                              banks are open for domestic business in the City of London.

"Business Person"             any person who is a Main Business Person or a
                              Corporate Functions Person and "Business
                              Personnel" shall be construed accordingly.

"Central Despatch"            the process of Scheduling and issuing direct
                              instructions by NGC referred to in paragraph 1 of Condition 7 of the Transmission Licence.

"Charging Rules"              the provisions of Appendix E to the Supplemental
                              Agreements.

"Commercial Ancillary         Ancillary Services, other than System Ancillary
Services"                     Services, utilised by NGC in operating the Total
                              System if a User has agreed to provide them under a Supplemental Agreement with payment being dealt with under an Ancillary Services Agreement or in the case of Externally Interconnected Parties or External Pool Members (as defined in the Grid
                              Code) under any other agreement. A non-exhaustive list of commercial Ancillary Services is set out below:-

                              -    Frequency Control by means of a Pumped
                                   Storage Unit Spinning in Air

                              - Frequency Control by means of adjustment to a Pumped Storage Unit Pumping Programme

                              -    Frequency Control by means of Demand
                                   reduction
                              -    Reactive Power supplied by means of
                                   synchronous or static compensators

                              -    Hot Standby

                              In addition, there is also the Ancillary Service of cancelled start which arises as part of the ordinary operational instruction of Generating Units and therefore needs to separate capability description. Defined terms used in this definition are defined in the Grid Code.

"Commissioned"                in respect of Plant and Apparatus commissioned
                              before the Transfer Date means Plant and Apparatus recognised as having been commissioned according to the commissioning procedures current at the time of commissioning and in respect of Plant and Apparatus commissioned after the Transfer Date means Plant and/or Apparatus certified by the Independent Engineer as having been commissioned in accordance with the relevant Commissioning
                              Programme.

"Competent Authority"         the Secretary of State, the Director and any local
                              or national agency, authority, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, the United
                              Kingdom or the European Community.

"Confidential Information"    all data and other information supplied to a User
                              by another Party under the provisions of this Agreement.

"Connection Application"      an application for a New Connection Site in the
                              form or substantially in the form set out in
                              Exhibit 7.

"Connection Charges"          charges made or levied or to be made or levied for
                              the carrying out (whether before or after the date on which the NGC Transmission Licence comes into force) of works and provision and installation of electrical plant, electric lines and ancillary meters in constructing entry and exit points on NGC's Transmission System, together with charges in respect of maintenance and repair of such items in so far as not otherwise recoverable as Use of System Charges, all as more fully described in the Transmission Licence, whether or not such charges are annualised.

"Connection Conditions"       that portion of the Grid Code which is identified
or "CC"                       as the Connection Conditions.

"Connection Offer"            an offer for a New Connection Site in the form or
                              substantially in the form set out in Exhibit 8 including any revision or extension of such offer.

"Connection Site"             each location more particularly described in the
                              relevant Supplemental Agreement at which a User's
                              Equipment and the NGC Assets required to connect that User to the NGC Transmission System are situated. If two or more Users own or operate
                              Plant and Apparatus which is connected at any particular location that location shall constitute two (or the appropriate number of) Connection
                              Sites.

"Connection Site Demand       the capability of a Connection Site to take power
Capability"                   to the maximum level forecast by the User from
                              time to time and forming part of the Forecast Data supplied to NGC pursuant to the Grid Code together with such margin as NGC shall in its reasonable opinion consider necessary having regard to NGC's duties under its Transmission Licence.

"Control Telephony"           as defined in the Grid Code.

"Corporate Functions Person"  any person who is:-

                              (a) a director of NGC; or

                              (b) an employee of NGC or any of its Subsidiaries carrying out any administrative, finance or other corporate services of any kind which in part relate to the Main Business; or

                              (c) engaged as an agent of or adviser to or performs work in relation to or services for the Main Business.

"Customer"                    A person to whom electrical power is provided
                              (whether or not he is the provider of such electrical power) other than power to meet Station
                              Demand of that person.

"Data Registration Code"      the portion of the Grid Code which is identified
or "DRC"                      as the Data Registration Code.

"Decommission"                cessation of use by a User of that User's
                              Equipment at any given Connection Site for a continuous period exceeding 12 months pursuant to the relevant Supplemental Agreement.

"Deenergisation" or           the movement of any isolator, breaker or switch or
                              the removal

"Deenergise(d)"               of any fuse whereby no Electricity can flow to or
                              from the relevant System through the User's
                              Equipment.

"Demand" the demand of MW and MVA of electricity (i.e. both Active Power and Reactive Power), unless otherwise stated.

"Derogation"                  a direction issued by the Director relieving a
                              Party from the obligation under its Licence to comply with such parts of the Grid Code or any Distribution Code or in the case of NGC the Transmission Licence as may be specified in such direction and "Derogated" shall be construed accordingly.

"Derogated Plant"             shall mean Plant or Apparatus which is the subject
                              of a Derogation.

"Despatch"                    the issue by NGC of instructions for Generating
                              Plant to achieve specific Active Power and Reactive Power Levels or target voltage levels within Generation Scheduling and Despatch
                              Parameters and by stated times.

"Detailed Planning Data"      detailed additional data which NGC requires under
                              the PC in support of Standard Planning Data.

"Directive"                   includes any present or future directive,
                              requirement, instruction, direction or rule of any Competent Authority, (but only, if not having the force of law, if compliance with the Directive is in accordance with the general practice of persons to whom the Directive is addressed) and includes any modification, extension or replacement thereof then in force.

"Director"                    the Director General of Electricity Supply
                              appointed for the time being pursuant to Section 1 of the Act.

"Disconnection"               permanent physical disconnection of a User's
                              Equipment at any given Connection Site which permits removal thereof from the Connection Site or removal of all NGC's Assets therefrom (as the case may be).

"Disputes Resolution          arbitration pursuant to the arbitration rules of
Procedure"                    the Electricity Supply Industry Arbitration
                              Association in force from time to time.

"Distribution                 Code(s)" the Distribution Code(s) drawn up by
                              Public Electricity Suppliers pursuant to the terms of their respective Licence(s) as from time to time revised in accordance with those Licences.

"Distribution System"         the system consisting (wholly or mainly) of
                              electric lines owned or operated by any Authorised
                              Electricity Operator and used for the distribution of electricity from Grid Supply Points or generation sets or other entry points to the point of delivery to Customers or Authorised Electricity
                              Operators, and includes any Remote Transmission
                              Assets operated by such Authorised Electricity
                              Operator and any electrical plant and meters owned or operated by the Authorised Electricity Operator in connection with the distribution of electricity, but shall not include any part of NGC's Transmission System.

"Earthing"                    as defined in the Grid Code.

"the EdF Documents"           as defined in the Pooling and Settlement
                              Agreement.

"Electricity"                 Active Energy and Reactive Energy (in each case as
                              defined in the Pooling and Settlement Agreement)

"Embedded"                    a direct connection to a Distribution System or
                              the System of any other User to which Customers and/or Power Stations are connected.

"Energisation" or             the movement of any isolator, breaker or switch or
"Energise(d)"                 the insertion of any fuse so as to enable Energy
                              to flow from and to the relevant System through the User's Equipment.

"Energy" the electrical energy produced, flowing or supplied by an electric circuit during a time interval, being the integral with respect to time of the power, measured in units of watt-hours or standard multiples thereof i.e.

                              1000 Wh  = 1kWh
                              1000 kWh = 1MWh
                              1000 MWh = 1GWh
                              1000 GWh = 1TWh

"Energy Metering Equipment"   has the meaning given to the phrase "Metering
                              Equipment" in the Pooling and Settlement
                              Agreement.

"Energy Metering System"      has the meaning given to the phrase "Metering
                              System" in the Pooling and Settlement Agreement.

"Estimated                    Demand" the forecast Demand (Active Power) data
                              filed with NGC pursuant to paragraph 12 of the Charging Rules.

"Executive Committee"         the committee established pursuant to Clause 14.1
                              of the Pooling and Settlement Agreement.

"Financial Year"              the period of 12 months ending on 31st March in
                              each calendar year.

"FMS Date"                    has the meaning given in the Pooling and
                              Settlement Agreement.

 "Force Majeure"              in relation to any Party any evnt or circumstance
                              which is beyond the reasonable control of such Party and which results in or causes the failure of that Party to perform any of its obligations under this Agreement including act of God, strike, lckout or other industrial disturbance, act of the public eemy, war declared or undeclared, threat of war, terroist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, explosion, falut or failure of Plant and Apparatus (which could not have been prevnted by Good Industry
                              Practice), governmental restraing, Act of
                              Parliament, other legislation, bye law and Directive (not being any order, regulation or direction unde Section 32, 33, 34 and 35 of the
                              Act) provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

"Fuel Security Code"          the document of that title designated as such by
                              the Secretary of State as from time to time amended.

"Generation Business"         the authorized business of NGC or any Affiliate or
                              Related Undertaking in the generation of electricity or the provision of Ancillary
                              Services, in each case from pumped storage and from the Kielder hydro-electric generating station.

"Generation License"          the license granted to a Geneator pursuant to
                              Section 6(1)(a) of the Act.

"Generating Plant"            a Power Station subject to Central Dispatch.

"Generating Unit"             unless otherwise provided in the Grid Code any
                              Apparatus which produces electricity.

"Generator"                   a person who generates electricity under license
                              or exemption under the Act.

"Good Industry Practice"      in relation to any undertaking and any
                              circumstances, the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be exected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances.

"Grid Code"                   the Grid Code drawn up pursuant to the
                              Transmission Licensee, as from time to time revised in accordance with the Transmission
                              License.

"Grid Supply Point"           a point of delivery from the NGC Transmission
                              System to a Distribution System or a Non-Embedded
                              Customer.

"Gross Asset Value"           the value calculated by NGC in accordance with
                              recognised accounting principles and procedures as published by NGC from time to time.

"High Voltage"                a voltage exceeding 650 volts.

"Independent Generating       a Power Station not subject to Central Dispatch.
Plant"

"Intellectual Property"       patents, trade marks, service marks, rights in
                              designs, trade names, copyrights and topography rights (whether or not any of the same are registered and including applications for registration of any of the same) and rights under licenses and consents in relation to any of the same and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of the same which may subsist anywhere in the world.

"Interconnectors"             the electric lines and electrical plant and meters
                              owned or operated by NGC solely for the transfer of electricity to or from the NGC Transmission
                              System into or out of England and Wales.

"Interconnectors Business"    the business of NGC or any Affiliate or Related
                              Undertaking in the operation of any
                              interconnector.

"Isolation"                   as defined in the Grid Code.

"License"                     any license granted pursuant to Section 6 of the
                              Act.

"License Standards"           the standards to be met by NGC under Condition 12
                              of the Transmission License.

"Local Safety Instructions"   as defined in the Grid Code.

"Main Business"               any business of NGC or any of its Subsidiaries as
                              at the Transfer Date or which it is required to carry on under the Transmission License, other than the Generating Business.

"Main Business Person"        any employee of NGC or any directo or employee of
                              its Subsidiaries who is engaged solely in the Main
                              Business and "Main Business Personnel" shall be construed accordingly.

"Master Agreement"            the Agreement to which this is Schedule 2,
                              excluding any Supplemental Agreements.

"Material Effect"             an effect causing a Party to effect any works or
                              to alter the manner of operation of its Plant and/or Apparatus at the Conetion Site or the site of connection which in either case involves that Party in expenditure of more than (pound)10,000.

"Maximum Export Capacity"     the maximum amount of power to be passed into the
                              NGC Transmission System at the Connection Site as notified by the User to NGC as part of the Registered Data from time to time.

"Minor Independent            Any Independent Generating Plant with a Registered
Generating Plant"             Capacity of less than 50 mW.

"Modification"                any actual or proposed replacement, renovation,
                              modification, alteration, or construction by or on behalf of a User or NGC to either that Party's
                              Plant or Apparatus or the manner of its operation which has or may have a Material Effect on another
                              Party at a particular Connection Site.

"Modification Application"    an application in the form or substantially in the
                              form set out in Exhibit 11.

"Modification Notification"   a notification in theform or substantially in the
                              form set out in Exhibit 13.

"Modification Offer"          an offer in the fom or substantially in the form
                              set out in Exhibit 12, including any revision or extension of such offer.

"Natural Demand"              the Demand (Active Power) which is necessary to
                              meet the needs of Customers excluding that Demand
                              (Active Power) met by Embedded Generating Units which is to be paid for otherwise than pursuant to the Pooling and Settlement Agreement.

"Net Asset Value"             the Gross Asset Value of the NGC Asset in question
                              less depreciation over the Replacement Period calculated in accordance with recognised accounting principles and procedures.

"New Connection Site"         a proposed Connection Site in relation to which
                              there is no Supplement Agreement in force between the Parties.

"NGC Assets"                  the Plant and Apparatus owned by NGC necessary to
                              connect the User's Equipment to the NGC
                              Transmission System at any particular Connection
                              Site in respect of which NGC charges Connection
                              Charges (if any) as listed or identified in Appendix A to the Supplemental Agreement relating to each such Connection Site.

"NGC Engineering Charges"     Reasonable Charges for time spent by NGC engineers
                              and other staff in relation to NGC Transmission
                              System development and related services as published from time to time by NGC.

"NGC Transmission System"     the sysem consisting (wholly or mainly) of high
                              voltage electric lines owned or opeated by NGC and used for the transmission of electricity from one
                              Power Station to a sub-station or to another Power
                              Station or between sub-stations or to or from any External Interconnection and includes any Pant and Apparatus and meters owned or operated by NGC in connection with the transmission of electricity but does not include any Remote Transmission
                              Assets.

"Non-embedded Customer"       a Customer except for a PES receiving electricity
                              direct from the NGC Transmission System
                              irrespective of from whom it is supplied.

"Operating Code" or "OC"      the portion of the Grid Code which is identified
                              as the Operating Code.

"Operation Diagrams"          as defined in the Grid Code.

"Operational"                 in relation to a Connection Site means that the
                              same has been Commissioned (which for the avoidance of doubt does not necessarily include commissioning of Generating Units connected at the Connection Site) and that the User can use such User's Equipment to undertake those acts and things capable of being undertaken by Pool
                              Members.

"Operational Effect"          any effect on the operation of any System which
                              causes that System to operate (or be at a materially increased risk of operating) differently to the way in which it would have normally operated in the absence of that effect.

"Operational Intertripping"   the automatic tripping of circuit-breakers to
                              prevent abnormal system conditions occurring, such as over voltage, overload, system instability etc.
                              after the tripping of other circuit breakers following power system faul(s) which includes
                              System to Generating Plan and Sysem to Demand intertripping schemes.

"Operational Metering         meters, instrument transformers (both voltage and
Equipment"                    current), transducers, metering protection
                              equipment incuding alarms circuitry and their associated outstations as may be necessary for the purpose of CC.6.5.5 of the Grid Code and the corresponding provision of the relevant
                              Distribution Code.

"Operator"                    has the meaning defined in the Pooling and
                              Settlement Agreement.

"Part 1 System Ancillary      Ancillary Services which are required for System
Services"                     reasons and which must be provided by Users in
                              accordance with the Connection Conditions. An exhaustive list of Part 1 System Ancillary
                              Services is included in the Grid Code (in that part of CC8.1 headed Part 1) namely:

                              - Reactive Power supplied otherwise than by means of synchronous or statis compensators

                              -    Frequency Control by means of Frequency
                                   Sensitive Generation.

"Part 2 System Ancillary      Ancillary Services which are requied for System
Services"                     reasons and which must be provided by a Unser if
                              the User has agreed to provide them under a Supplemental Agreement. A non-exhaustive list of
                              Part 2 System Ancillary Services is included in the Grid Code (in that part of CC8.1 headed Part
                              2) namely:-

                              -    Black Start Capability.

"Party" each person for the time being and from time to time party to the Master Agreement and any successor(s) in title to, or permitted assign(s) of, such person;

"Payment Date"                a date for payment of NGC Connection Charges
                              and/or Use of System Charges, determined in accordance with Sub-Clause 14.2 of the Master
                              Agreement.

"Permitted Activities"        activities carried on for the purposes of the Main
                              Business.

"PES Supply Business Demand"  the Demand (Active Power) of any PES which is attributable to each Grid Supply Point.

"Planning Code" or PC         that portion of the Grod Code which is identified
                              as the Planning Code.

"Plant" fixed and moveable items used in the generation and/or supply and/or transmission of electricity other than Apparatus.

"Pool Member"                 any person who is admitted to membership in
                              accordance with the Pooling and Settlement
                              Agreement.

"Pooling and Settlement       the agreement of that title for the time being
Agreement"                    approved (or to be approved) by the Secretary of
                              State or by the Director as from time to time amended and, where the context so permits, includes the agreement known as the Initial
                              Settlement Agreement of even date with the above agreement, and made between the parties to the above agreement as at such date.

"Power Station"               An installation comprising one or more Generating
                              Units (even where sited separately) owned and/or controlled by the same Generator, which may reasonably be considered as being managed as one
                              Power Station.

"Protected Information"       any information relating to the affairs of a Party
                              which is furnished to Business Personnel pursuant to this Agreement or pursuant to a direction under section 34 of the Act or pursuant to the provisions of the Fuel Security Code unless, prior to such information being furnished, such Party has informed the recipient thereof by notice in writing or by endorsement on such information, that the said information is not to be regarded as Protected Information.

"Public Electricity           a holder of a Public Electricity Supply License.
Supplier" or "PES"

"Public Electricy Supply      a license issued under Section 6(a)(c) of the Act.
License"

"Reasonable Charges"          reasonable cost reflective charges comparable to
                              charges for similar services obtainable in the open market.

"Registered Capacity"         the normal full load capacity of a Generating Unit
                              as declared by the Generator, less the MW cosumed by the Generating Unit through the Generating
                              Unit's unit transformer when producing the same.

"Registered Data"             those items of Standard Planning Data and Detailed
                              Planning Data which upon connection become fixed
                              (subject to any subsequent changes).

"Registrant"                  has the meaning define in the Pooling and
                              Settlement Agreement.

"Regulations"                 the Electricity Supply Regulations 1988 or any
                              amendment or reenactment thereof.

"Related Undertaking"         in relation to NGC means any undertaking in which
                              NGC has a participating interest as defined by
                              Section 260(1) of the Companies Act 1985 as substituted by Section 22 of the Companies Act
                              1989 and if that latter section is in force at the date of this Agreement as if such latter section were in force at such date.

"Remote Transmission Assets"  any Plant and Apparatus or meters owned by NGC which (a) are embedded in a Distribution System or a User System and which are not directly connected by Plant and/or Apparatus owned by NGC to a sub-station owned by NGC and (b) are by agreement between NGC and (b) are by agreement between NGC and such PES or User under the direction and control of such PES or User.

"Replacement Period"          in relation to an NGC Asset, the period commencing
                              on the date on which such NGC Asset is or was originally Commissioned, after which it is assumed for accounting purposes such NGC Asset will need to be replaced, which shall be 40 years unless otherwise agreed between the Parties to a Supplemental Agreement and recorded in the relevant Supplemental Agreement.

"Safety Coordinator(s)"       a person or persons nominated by NGC and each User
                              to be responsible for the co-ordination of Safety
                              Precautions (as defined in the Grid Code) at each Connection Point when work and/or testing is to be carried out on a system which necessitates the provision of Safety Precautions on HV Apparatus, pursuant to OC8.

"Safety Rules"                the rules of NGC or a User that seek to ensure
                              that persons working on Plant and/or Apparatus to which the rules apply are safeguarged from hazards arising from the System.

"Scheduling"                  the process of compiling and issuing a Generation
                              Schedule (as that expression is defined in the Grid Code) as set out in SDC1.

"SDC or Scheduling and        that portion of the Grid Code which specifies the
Despatch Code"                Scheduling and Despatch process.

"Second Tier Supplier"        a holder of a Second Tier Supply License.
or "STS"

"Second Tier Supply License"  a licence granted under Section 6(2)(a) of the
                              Act.

"Separate Business"           each of the Transmission, Settlements, Generation,
                              Interconnectors and Ancillary Services Businesses taken separately from one another and from any other business of NGC, but so that where all or any part of such business is carried out by an Affiliate or Related Undertaking of NGC such part of the business as is carried out by that Affiliate or Related Undertaking shall be consolidated with any other such business of NGC
                              (and of any other Affiliate or Ralted Underaking) so as to form a single Separate Business.

"Settlements Business"        means the business of NGC or any Affiliate or
                              Related Undertaking as settlement system administrator under the Pooling and Settlement
                              Agreement.

"Site Common Drawings"        as defined in the Grid Code

"Site Responsibility          a schedule containing the information and prepared
Schedule"                     on the basis of the provisions set out in Appendix
                              1 of the CC.

"Small Independent            any Independent Generating Plant with a Registered
Generating Plant"             Capacity of 50 MW or more.

"Station Demand"              in respect of any generating station and
                              Generator, means that consumption of electricity
                              (excluding any supply to any Customer of the relevant Generator who is neither such Generator nor a member of a qualifying group of which such Generator is a part) from the NGC Transmission
                              System or a Distribution System at premises on the same site as such generating station, with premises being treated as on the same site as each other if they are:

                              (i)         the same premises;

                              (ii)        immediately adjoining each other; or

                              (iii) separated from each other only by road, railway or watercourse or by other premises (other than a pipe-line, electric line or similar structure) occupied by the consumer in question or by any other person who together with that consumer forms a qualifying group; and for the purpose of this definition "generating station" and
                                          "qualifying group" shall have the
                                          meanings given those expressions
                                          when used in the Electricy (Class
                                          Exemptions from the Requirement for
                                          a License) Order 1990.

"STS Demand"                  the Demand (Active Power) of any STS which is
                              atributable to each Grid Supply Point.

"Supplemental Agreement"      has the meaning set out in Clause 2 of the Master
                              Agreement.

"Supplier"                    a Public Electricity Supplier or Second Tier
                              Supplier.

"System" any User System or the NGC Transmission System as the case may be.

"Termination Amount"          in relation to a Connection Site, the amount
                              calculated in accordance with paragrah 4 of the Charging Rules.

"Total System"                the NGC Transmission System and all User Systems
                              in England and Wales.

"Transfer Date"               2400 hours on 30th March 1990.

"Transfer Scheme"             the transfer scheme made by Central Electricity
                              Generating Board established under Section 66 of the Act or by the Secretary of State under Section
                              69 of the act.

"Transmission Business"       the authorised business of NGC or any Affiliate or
                              Related Undertaking in the planning, development, construction and maintenance of the NGC
                              Transmission System (whether or not pursuant to directions of the Secretary of State made under
                              Section 34 or 35 of the Act) and the opeation of such system for the transmission of electricity, including any business in providing connections to the NGC Transmission System but shall not include
                              (i) any other Separate Business or (ii) any other business (not being a Separate Business) of NGC or any Affiliate or Related Undertaking in the provision of services to or on ehalf of any one or more persons.

"Transmission License"        the license granted to NGC under Section 6(1)(b)
                              of the Act.

"Undertaking"                 bears the meaning ascribed to that expression by
                              Section 259 of the Companies Act 1985 as substituted by Section 22 of the Companies Act
                              1989 and if that latter section is not in force at that date of this Agreement as if such latter section were in force at such date.

"Use of System"               use of NGC's Transmission System for the transport
                              of electricity by any Authorised Electricity
                              Operator.

"Use of System Application"   an application for a Supplemental Agreement Type 5
                              or Type 6 in the form or substantially in the form set out in Exhibit 9 or 10 as appropriate.

"Use of System Charges"       charges made or levied or to be made or levied by
                              NGC for the provision of services as part of the Transmission Business to any Authorised
                              Electricity Operator as more fully described at paragraph 2 of Condition 10 and paragraph 2 of
                              Schedule 3 to the Transmission License and in the Supplemental Agreements but shall not include
                              Connection Charges.

"User's License"              a User's license to carry on its business granted
                              pursuant to Section 6 of the Act.

"User's Equipment"            the Plant and Apparatus owned by a User
                              (ascertained in the absence of agreement to the contrary byreference to the rules set out in Clause 6 of the Master Agreement) which either is connected to the NGC Assets forming part of the NGC Transmission System at any particular
                              Connection Site or which that User wishes so to connect.

"User System"                 any system owned or operated by a User comprising
                              Generating Units and/or Distribution Systems
                              (and/or other systems consisting (wholly or mainly) of electric lines which are owned or operated by a person other tha a PES) and Plant and/or Apparatus connecting Generating Units,
                              Distribution Systems (and/or other systems consisting (wholly or mainly) of electric lines which are owned or operated by a person other than a PES) or Non-Embedded Customers to the NGC
                              Transmission System or (except in the case of Non-Embedded Customers) to the relevant other User
                              System, as the case may be, including any Remote
                              Transmission Assets operated by such User or other person and any Plant and/or Apparatus and meters owned or operated by such User or other person in connection with the distribution of electricity but does not include any part of the NGC
                              Transmission System.

                                   SCHEDULE 3

THIS ACCESSION AGREEMENT is made on [_______________] between:-

1. [_________], a company incorporated [with limited liability] under the laws of [___________] [(registered number)] and having its [registered office] at [ ] (the "New Party"); and

2. The National Grid Company PLC ("NGC") on its own behalf and on behalf of all the other parties to the Master Agreement referred to below.

WHEREAS:-

     By an agreement (the "Master Connection and Use of System Agreement") dated [___________], 1990 made between the Parties named therein and NGC the parties thereto agreed to give effect to and be bound by certain rules and procedures for etablishing a contractual framework between the Parties pursuant to which Supplemental Agreements will from time to time be made for the connection of Plant and Apparatus to the NGC Transmission System, the use by Parties of the MGC Transmission System and the payment of charges to NGC.

IT IS HEREBY AGREED AS FOLLOWS:-

1. Unless the context otherwise requires, words and expressions defined in the Master Agreement shall bear the same meanings respectively when used herein.

2. NGC (acting on its own behalf and on behalf of each of the other Parties) hereby admits the New Party as an additional Party under the Master Agreement on the terms and conditions hereof.

3. The New Party hereby accepts its admission as a Party and undertakes with NGC (acting on its own behalf and on behalf of each of the other Parties) to perform and to be bound by the terms and conditions of the Master Agreement as a Party as from the date hereof.

4. For all purposes in connection with the Master Agreement the New Party shall as from the date hereof be treated as if it has been a signatory of the Master Agreement, and as if this Agreement were part of the Master Agreement, and the rights and obligations of the Party shall be contrued accordingly.

5. This Agreement and the Master Agreement shall be read and construed as one document and references in the Master Agreement to the Master Agreement (howsoever expressed) whould be read and construed as references to the Master Agreement and this Agreement.

6. This Agreement shall be governed by and contrued in all respects in accordance with English law and the provisions of Clause 27 of the Master Agreement shall apply hereto mutatuis mutandis.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

[New Party]

By:

Registered Number:

Registered Office:

Address for Notices (if different from Registered Office):

Telex No:

Attention:

Bank Details:

The National Grid Company PLC (for itself and on behalf of each of the Parties to the Master Agreement).

By: